BC FORM 53-901F

(Previously Form 27)

SECURITIES ACT

MATERIAL CHANGE REPORT

Note:

This form is intended as a guideline.  A letter or other document may be used if the substantive requirements of this form are complied with.

Note:

IF THIS REPORT IS FILED ON A CONFIDENTIAL BASIS, PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS “CONFIDENTIAL – SECTION 85”, AND FILE IN AN ENVELOPE MARKED “CONFIDENTIAL – ATTENTION: SUPERVISOR, FINANCIAL REPORTING”.

Item 1.

Reporting Issuer

Rubicon Minerals Corporation

Suite 888 – 1100 Melville Street

Vancouver, British Columbia

V6E 4A6

Item 2.

Date of Material Change

January 22, 2003

Item 3.

Press Release

January 22, 2003, Vancouver, British Columbia

Item 4.

Summary of Material Change

The Company announced that the Company has agreed to sell, to qualified purchasers by way of a best efforts private placement, up to approximately 9.5 million Units through a syndicate of Agents led by Research Capital Corporation and including First Associates Investments Inc., Haywood Securities Inc. and Salman Partners Inc. (together the “Agents”) at a price of $1.05 per Unit for gross proceeds of $10,000,000.

Item 5.

Full Description of Material Change

The Company has agreed to sell, to qualified purchasers by way of a best efforts private placement, up to approximately 9.5 million Units through a syndicate of Agents led by Research Capital Corporation and including First Associates Investments Inc., Haywood Securities Inc. and Salman Partners Inc. (together the “Agents”) at a price of $1.05 per Unit for gross proceeds of $10,000,000.  In addition, the Agents will have an over allotment option, exercisable at any time until 30 days following the Closing Date, to acquire up to an additional number of Units equal to 15% of the number of Units sold pursuant to the offering.

Each Unit will consist of one Common Share and one half of a Common Share Purchase Warrant.  Each whole Common Share Purchase Warrant will entitle the holder to purchase one Common Share at a price of $1.25 per Common Share for 24 months from the Closing Date.  Research Capital Corporation will act as lead Agent in placing the Units and will receive a 6% cash commission and Agents’ warrants for Common Shares equal to 6% of the Units sold under the offering.  The Agents’ warrants will be exercisable at a price of $1.05 per share for 24 months from the Closing Date.  The securities issuable under the private placement are subject to a hold period in Canada of four months from the Closing Date.  Net proceeds of the financing will be used to fund exploration on the Company’s Red Lake assets, including the McFinley Gold Project, Ontario and for general working capital and corporate development purposes.  The private placement is scheduled to close on or about February 19, 2003 and is subject to acceptance for filing by the TSX Venture Exchange.

Item 6.

Reliance on Section 85(2) of the Act

N/A

Item 7.

Omitted Information

None

Item 8.

Senior Officer

Mr. Michael J. Gray, CFO

(604) 623-3333

Item 9.

Statement of Senior Officer

The Undersigned, being a senior officer of the reporting issuer, hereby attests that the foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC, the 28th day of January, 2003.

“Michael J. Gray”

(Signature)

Michael J. Gray, VP Exploration

(name of officer – please print)